Exhibit 99.1

TALOS ENERGY TO HOST ANALYST & INVESTOR DAY ON MAY 24, 2022

Houston, Texas, April 6, 2022 – Talos Energy Inc. (“Talos” or the “Company”) (NYSE: TALO) announced today that the Company will host its first-ever analyst and investor day on Tuesday, May 24, 2022 at 2:00 PM Eastern Time, during which members of Talos’s management team will discuss the Company’s strategic and execution milestones, assets, portfolio and future outlook for the business, among other topics.

Institutional investors and analysts interested in attending the event should contact Rose & Company at +1 (212) 517-0810 or by email at talos@roseandco.com. A live webcast of the analyst and investor event and accompanying presentation materials will be available on the Company’s website at https://www.talosenergy.com/investors. Please allow extra time prior to the webcast to visit the website and download any software that may be needed to listen to the live webcast. A replay of the webcast will also be available on the Company’s website following the event.

ABOUT TALOS ENERGY

Talos Energy (NYSE: TALO) is a technically driven independent exploration and production company focused on safely and efficiently maximizing long-term value through its operations, currently in the United States and offshore Mexico, both upstream through oil and gas exploration and production and downstream through the development of future carbon capture and storage opportunities. As one of the Gulf of Mexico’s largest public independent producers, we leverage decades of technical and offshore operational expertise towards the acquisition, exploration and development of assets in key geological trends that are present in many offshore basins around the world. With a focus on environmental stewardship, we are also utilizing our expertise to explore opportunities to reduce industrial emissions through our carbon capture and storage initiatives along the U.S. Gulf Coast and Gulf of Mexico. For more information, visit www.talosenergy.com.

INVESTOR RELATIONS CONTACT

Sergio Maiworm

+1.713.328.3008

investor@talosenergy.com

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002